Exhibit (c)(84)

Project Alpine Transaction Consideration Characteristics September 28, 2018 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Situation Overview

CONFIDENTIAL DRAFT
SUBJECT TO CHANGE

- AM Special Committee evaluating potential mechanics to protect AM unitholders from potential downward trading of AMGP share price after executing a merger agreement
- Detailed overview of current proposed and alternative exchange ratio mechanics including:
  - Fixed exchange ratio (floating value)
  - Fixed value (floating exchange ratio)
  - Collared bounds (on either value or exchange ratio, depending on base transaction structure)
- Other mechanics for potential consideration
  - Contingent value rights / warrants. Precedent examples include:
    - Kinder / El Paso 2011 – consideration options for El Paso shareholders included warrants
    - Energy Transfer / Williams – CVR for decrease in value of ETC shares vs. ETE reference value as measured over ~2 year period following close
  - Standalone termination / walk-away rights (i.e., effectively a 1-sided collar)

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I. Transaction Characteristic Details 3 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Stock Consideration Mechanics Fixed Exchange Ratio | Current Proposed Structure Overview AM unitholders receive a fixed number of AMGP shares in exchange for each AM unit Example: AMGP Shares to be Issued to AM Unitholders(1)    Assume AMGP’s shares are trading at $16.87 per share and AM has equity value of $5.3 BN or $28.39 per unit with 188 MM units outstanding Illustrative all equity transaction: each unit of Non-AR held AM equity will be converted into 1.6350 shares of AMGP; each unit of AR held AM equity will be converted into 1.6023 shares of AMGP 345  335 325 Current AMGP 315 Offer XR: 1.6350x 305 295 285 $10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 $27.50 $30.00 AMGP Share Price Mechanic Risks/Benefits Value to AM unitholders moves with AMGP stock price Pro forma accretion set at signing   Value of Shares to be Issued to AM Unitholders $9,500 Considerations (Pros/Cons) Most common mechanic Focused on the intrinsic value split between two businesses instead of absolute price paid Does not protect AM from depreciation of AMGP stock price after announcement of a deal, but does provide exposure to potential upside in AMGP price between transaction announcement and close (alleviation of market uncertainty around process, positive reception to transaction, etc.) Cash component of currently contemplated transaction already provides AM unitholders a degree of fixed value structure Currently negotiated structure, which has been heavily negotiated $8,500   $7,500  $6,500 $5,500  $4,500  $3,500  Deviation from this mechanic potentially opens up valuation terms of the transaction (exchange ratio, cash consideration, etc.) $2,500 $10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 $27.50 $30.00 AMGP Share Price 4 Source: FactSet as of 9/26/2018. Note: Assumes all equity transaction at offer based on Equity XR to Non-AR unitholders of 1.6350x and AR of 1.6023x. (1)Represents XR to Non-AR AM unitholders. Closing AMGPNo. of AMGPTotal $ Value of AMGP SharesExchange Ratio Stock PriceShares IssuedIssued $15.18 (-10%) 304.3 MM $4,620 MM 1.6350x $16.87 (at market) 304.3 MM $5,134 MM 1.6350x $18.56 (+10%) 304.3 MM $5,648 MM 1.6350x Non-AR AM XR 1.8534x 1.7997x 1.7460x 1.6923x 1.6385x 1.5848x 1.5311x CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Stock Consideration Mechanics Floating Exchange Ratio / Fixed Value Overview AM unitholders receive a number of AMGP’s shares at close equal to a fixed value based upon a reference / average AMGP price Example: Assume AMGP’s shares are trading at $16.87 per share and AM has equity value of $5.3 BN or $28.39 per unit with 188MM units outstanding Merger Agreement: Each outstanding unit of AM equity will be converted into the number of shares of AMGP stock determined by dividing $5.3 BN by the closing AMGP stock price AMGP Shares to be Issued to AM Unitholders(1)   600 500 400 300 Exchange Ratio(1) Price Shares Issued AMGP Shares 200 100 0 $10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 $27.50 $30.00 Mechanic Risks/Benefits AM unitholders receive fixed value at closing Accretion and number of AMGP shares issued uncertain until closing Value of Shares to be Issued to AM Unitholders   $9,500 Considerations (Pros/Cons) Pro Forma AMGP has theoretically unlimited potential for dilution if its’ share price falls Introduces uncertainty into transaction – impossible to pinpoint accretion / dilution or pro forma dividend per share impact of transaction until the consideration is fixed (after signing, either close to or at the time of closing) $8,500  $7,500  $6,500 $5,500  Without a collar, there is no cap to define the potential range of outcomes when analyzing transaction $4,500  Unusual structure without collar or other protection mechanisms given these risks and unprecedented for similar transactions in the MLP sector $3,500 $2,500 $10.00 $12.50 $15.00 $17.50 $20.00 $22.50 $25.00 $27.50 $30.00 AMGP Share Price 5 Source: FactSet as of 9/26/2018. Note: Assumes all equity transaction at offer based on Equity XR to Non-AR unitholders of 1.6350x and AR of 1.6023x. (1)Represents XR to Non-AR AM unitholders. Closing AMGP StockNo. of AMGPTotal $ Value of $15.18 (-10%) 338.2 MM $5,134 MM 1.8170x $16.87 (at market) 304.3 MM $5,134 MM 1.6350x $18.56 (+10%) 276.6 MM $5,134 MM 1.4861x Non-AR AM XR 3.2234x 2.6861x 2.1489x 1.6117x 1.0745x 0.5372x CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Floating Consideration Overview Fixed Exchange Ratio / Floating Consideration with Collar Structure Overview Reflects 1.6350x exchange ratio that becomes subject to adjustment at +/-10% of current AMGP share price Additional features to potentially be negotiated would include: Exchange Ratio $15.18  $16.87 $18.56 1.8000x    Walk-away right for AM below the minimum collar price of $15.18 Top-up provision for AMGP to have the right to increase the exchange ratio to maintain the minimum value consideration to AM unitholders t AMGP 1.6350x 1.7000x Mechanic Risks/Benefits 1.6000x  Value to AM unitholders fluctuates within band, and becomes fixed outside band, subject to walk away Accretion is fixed at minimum level unless AMGP elects to increase XR at lower AMGP pricing levels  1.5000x 1.4000x Considerations (Pros/Cons) Frequently implemented as a two-sided collar (vs. just a floor on AMGP share price) Would be introduced to protect AM unitholders from receiving shares with significantly lower market value than at the time of transaction announcement, but would also cap the value upside from AMGP share price appreciation Often implemented with walkaway / top rights, which introduce transaction uncertainty into the market $14.68 $15.18 $15.75 $16.31 $16.87 $17.43 AMGP Share Price $17.99 $18.56 $19.06   Value per Unit to AM Unitholders $15.18 $16.87 $18.56  $32.00 Illustrative Share Issuance(1) $30.00 $28.00 $14.00 $15.18 $16.00 $17.00 $18.56 $19.00 $20.00 1.7732x 1.6350x 1.6350x 1.6350x 1.6350x 1.5969x 1.5170x 158.3 145.9 145.9 145.9 145.9 142.5 135.4 $26.00 $24.00 $14.68 $15.18 $15.75 $16.31 $16.87 $17.43 AMGP Share Price $17.99 $18.56 $19.06 6 Source: FactSet as of 9/26/2018. (1)Assumes that AMGP exercises top-up provision below the bottom bound of the collar AM Unit Consideration Exchange Ratio AM GP Share Price Exchange Ratio Shares Issued to Non-AR AM Unitholders Curren Offer XR: Current AMGP Share PriceCollar BoundariesAMGP Option to Increase XRAM Right to Close or Terminate CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Fixed Consideration Overview Fixed Consideration / Floating Exchange Ratio with Collar Structure Overview Reflects $27.58 fixed consideration subject to adjustment at +/-10% of current AMGP share price Additional features to potentially be negotiated would include: Exchange Ratio $15.18 $16.87 $18.56  1.9000x    Walk-away right for AM below the maximum collar exchange ratio of 1.8167x Top-up provision for AMGP to have the right to continue to increase the exchange ratio to maintain the minimum value consideration to AM unitholders 1.8000x 1.7000x Mechanic Risks/Benefits Risks to AMGP, Potential Benefits to AM unitholders: 1.6000x   Fixed value within band to AM unitholders, then floats with AMGP share price, subject to termination 1.5000x  Risks to AM unitholders, Potential Benefits to AMGP:  Uncertain pro forma accretion within band 1.4000x Considerations (Pros/Cons) Potential to test either end of a collar change in current AM / AMGP situation $14.62 $15.18 $15.75 $16.31 $16.87 $17.43 AMGP Share Price $17.99 $18.56 $18.96   Frequent for acquiror to experience price degradation given dilution risk introduced by the fixed value aspect of structure Given AMGP is currently trading on the low end of the range over the past few months, potential for AMGP price to rally, which would have a dilutive impact to AM unitholders as they would receive fewer shares as a result Value per Unit to AM Unitholders  $15.18 $16.87 $18.56 $30.00 Illustrative Share Issuance(2) $29.00 At Current AMGP 1.6350x y XR: 58(1) $28.00 $14.00 $15.18 $16.00 $17.00 $18.56 $19.00 $20.00 1.9702x 1.8167x 1.7239x 1.6225x 1.4864x 1.4864x 1.4864x 175.8 162.1 153.9 144.8 132.7 132.7 132.7 $27.00 $26.00 $14.62 $15.18 $15.75 $16.31 $16.87 $17.43 AMGP Share Price $17.99 $18.56 $18.96 7 Source: FactSet as of 9/26/2018. (1)Assumes all equity transaction. Does not include $3.415 of cash consideration for each unaffiliated AM unit. (2)Assumes that AMGP exercises top-up provision below the bottom bound of the collar. AM Unit Consideration Exchange Ratio AM GP Share Price Exchange Ratio Shares Issued to Non-AR AM Unitholders Offer of equit $27. Current AMGP Share PriceCollar BoundariesAMGP Option to Increase XRAM Right to Close or Terminate CONFIDENTIAL DRAFT SUBJECT TO CHANGE

II. Supporting Data 8 CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Incidence of Deal Protection Select Deals(1) (Fixed Value versus Fixed Exchange Deals) Summary Fixed Value Fixed Exchange Collar Fixed Value, 16 (8%) 23 22 21 20 19 12 12 11 10 1 1 1 Fixed Exchange, 192 (92%) 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 Deals by Consideration Type(2) Cash Stock Combo Combo, 383 (18%) tock, 305 (14%) 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 Cash, 1,488 (68%) Source: Simpson Thacher. Dealogic. (1) Select public deals. (2) Based on public deals over $500 MM of deal value with AM nationality in U.S. 9 42 28 28 229 32 33 43 S 198 34 32 31 50 38 20 50 27 28 21 152 26 139 135 142 22 25 30 115 109 109 30 89 71 0 1413 15 5 3 3 1 0 0 2 0 5 Cap / Collar 3 Cap / (1 FV, 2 FE) 3 Cap / Collar; 1 Walk-away 3 Cap / Collar 2 Cap / Collar 3 Cap / Collar (2 FV, 1 FE); 1 Walk-away CONFIDENTIAL DRAFT SUBJECT TO CHANGE

Fixed Exchange Ratio / Floating Consideration within Collar Precedents

CONFIDENTIAL DRAFT SUBJECT TO CHANGE

A	B	C	D	E	F	G	H	I	J
Acquiror	Target	Deal Value ($ mill)	Date Ann.	Consideration	Unit vs. Election, Allocation Procedure	Fixed Exchange Ratio	Fixed Value	Cap/ Collar	Walk-away
Simon Property Group, Inc.	Chelsea Property Group, Inc.	$4,861	6/21/04	Common stock, preferred stock, and cash	Unit	Yes	No	Yes	No
Verizon Communications Inc.	MCI Inc.	8,496	2/14/05	Common stock and cash	Unit	Yes	No	Yes	No
Pulte Homes Inc.	Centex Corporation	3,106	9/4/09	Common stock	--	Yes			
Southwest Airlines Co.	AirTran Holdings, Inc.	1,042	9/27/10	Common stock and cash	Unit	Yes	No	Yes	No
Inco Ltd.	Falconbridge Ltd.	10,969	11/5/10	Common stock or cash	Election, pro rata	Yes	No	Yes	No
AT&T	Time Warner	85,725	10/22/16	Common stock and cash	--	No	Yes	Yes	No

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CONFIDENTIAL DRAFT
SUBJECT TO CHANGE

Fixed Consideration / Floating Exchange Ratio within Collar

A	B	C	D	E	F	G	H	I	J
Acquiror	Target	Deal Value ($ mill)	Date Ann.	Consideration	Unit vs. Election, Allocation Procedure	Fixed Exchange Ratio	Fixed Value	Cap/ Collar	Walk-away
Johnson & Johnson	Guidant Corporation	$25,856	12/15/04	Common stock and cash	Unit	No	Yes	Yes	No
MetLife Inc.	Travelers Life &	11,695	1/31/05	Common stock and cash	Unit	No	Yes	Yes	Yes
NRG Energy, Inc.	Texas Genco LLC	8,325	9/30/05	Common stock and cash	Unit	No	Yes	Yes	No
News Corp.	Dow Jones & Co. Inc.	5,110	1/5/07	Common stock or cash	Election, pro rata	No	Yes	No	No
Berkshire Hathaway Inc.	Burlington Northern Santa Fe	36,724	3/9/11	Common stock or cash	Election, pro rata	No	Yes	Yes	No
Tyco International	Brink's Home Security	1,947	1/18/10	Common stock and/or cash	Election, pro rata	No	Yes	Yes	No
AT&T Inc.	T-Mobile USA, Inc.	39,000	3/20/11	Common stock and cash	Unit	No	Yes	Yes	No
Johnson & Johnson	Synthes, Inc.	22,766	4/18/11	Common stock and cash	Unit	No	Yes	Yes	No
The PNC Financial Services Group, Inc.	RBC Bank (USA)	3,450	6/20/11	Common stock and/or cash, at the election of the acquiror	Unit	No	Yes	Yes	No
priceline.com Incorporated	KAYAK Software Corporation	1,806	8/12/11	Common stock and/or cash	Election, pro rata	No	Yes	Yes	No
W.P. Carey Inc.	Global Incorporated	3,779	7/25/13	Common stock	Unit	No	Yes	Yes	No
Fidelity National Financial	Lender Processing Services	3,207	5/28/13	Common Stock and cash	Unit	No	Yes	Yes	Yes
AT&T Inc.	DirecTV Inc.	48,082	5/18/14	Common stock and cash	Unit	No	Yes	Yes	No
Dollar Tree, Inc.	Family Dollar Stores, Inc.	8,529	7/28/14	Common stock and cash	Unit	No	Yes	Yes	No
GTECH S.p.A.	International Game	6,256	7/16/14	Common stock and cash	Unit	No	Yes	Yes	No

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